EXHIBIT  21.1

SUBSIDIARIES OF ENERGY CORPORATION OF AMERICA ON JUNE 30, 2001


       NAME OF SUBSIDIARY               STATE OF INCORPORATION

Allegheny & Western Energy Corporation      West Virginia
Eastern American Energy Corporation         West Virginia
Eastern Capital Corporation                 West Virginia
Eastern Exploration Corporation             West Virginia
Eastern Marketing Corporation               West Virginia
Eastern Pipeline Corporation                West Virginia
Eastern Systems Corporation                 West Virginia
ECA Holdings, L.P.                          Texas
ECA Partners, LLC                           West Virginia
Natural Gas Transportation Company          West Virginia
Westech Australia, LLC                      Colorado
Westech Energy Corporation                  Colorado
Westech Energy New Zealand                  New Zealand
Westech Energy New Zealand, LLC             Colorado
Westside Acquisition Corporation            Colorado


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